EXHIBIT 23

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statements Nos. 333-51340 and 333-78897 of Delphi Automotive Systems Corporation on Form S-8 of our report dated June 22, 2001, appearing in this Annual Report on Form 11-K of the ASEC Manufacturing Savings Plan for the year ended December 31, 2000.

/s/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP

Detroit, Michigan
June 29, 2001